UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2007 (May 15, 2007)
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 1020 East Meadow Circle Palo Alto, California	94303

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 687-3900
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On May 15, 2007, Alexza Pharmaceuticals, Inc. (the “Company”) entered into an amendment of its lease agreement with Brittania, LLC (the “Landlord”) for the lease of approximately 41,290 additional square feet of office and laboratory space in Mountain View, California (the “Lease Amendment”) in addition to the approximately 65,600 square feet of office and laboratory space the Company leased in August 2006 in Mountain View, California (the “Original Lease”). The stated term of the Lease Amendment is the same as the Original Lease, an eleven year period commencing on April 1, 2007 and the Company has two separate five year options to extend the Original Lease and Lease Amendment to 2028. The Lease provides that no rent will be due pursuant to the Lease Amendment until January 1, 2008 and thereafter the initial rental rate will be $2.50 per square foot for the first two years of the Lease, increasing by approximately 3% per square foot per year over the remaining term of the Lease. The Company will lease approximately 22,000 square feet during year one of the Lease Amendment and an additional 19,334 square feet beginning approximately June 1, 2008, for an aggregate of approximately 41,290 square feet. The Company has also received an additional $1,032,250 tenant improvement allowance, or $25 per square foot, for the properties subject to the Lease Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: May 25, 2007	By:	/s/ Thomas B. King
Thomas B. King,
President and Chief Executive Officer